Exhibit 99.1

Editor Contacts:

Mark Plungy

Altera Corporation

(408) 544-6866

newsroom@altera.com

Michael Nevens Joins Altera Board of Directors

San Jose, Calif., November 10, 2009—Altera Corporation (NASDAQ: ALTR) today announced that Michael Nevens has joined the company’s board of directors. Mr. Nevens spent 22 years at McKinsey & Company in various management positions including managing partner of the Global Technology Practice. He holds an undergraduate physics degree from the University of Notre Dame and an MS in industrial administration from the Krannert School of Management at Purdue University.

“Mike’s experience in technology and management is a strong addition to Altera as the company continues to expand its technology leadership and enable our customers to innovate and win in their respective markets,” said John Daane, Altera’s president, chairman and CEO.

About Altera

Altera® programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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Altera, the Altera logo, and all other words that are identified as trademarks are, unless noted otherwise, Registered, U.S. Patent and Trademark Office, and the trademarks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holders.

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